UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 12, 2009

MEDICINOVA, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	001-33185	33-0927979
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 LA JOLLA VILLAGE DRIVE, SUITE 950, SAN DIEGO, CA 92122

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed, Michael E. Kalafer, M.D. resigned from his position as Chief Medical Officer of MediciNova, Inc. (the “Company”) on June 12, 2009. Dr. Kalafer has entered into a Separation Agreement and Release dated July 12, 2009 (the “Separation Agreement”) with the Company that, subject to the terms and conditions thereof, provides for the lump sum payment to Dr. Kalafer of $133,900.00, which equals the salary that he would have received through December 12, 2009. In addition, through December 12, 2009, the Company will pay the applicable health insurance premiums to continue his medical benefits in the same manner that such benefits were in effect immediately prior to Dr. Kalafer’s resignation, with the exception that the Company may discontinue paying such premiums if and when he receives medical benefits from another employer. As part of the Separation Agreement, Dr. Kalafer has agreed to release the Company and certain related parties, including the Company’s officers, directors and employees, from all claims and liabilities under federal and state laws arising prior to the date of the Separation Agreement, and he has reaffirmed that he will continue to abide by his Proprietary Information and Inventions Agreement dated July 3, 2008. A copy of Dr. Kalafer’s Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 above for information regarding Dr. Kalafer’s entrance into the Separation Agreement with the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Separation Agreement and Release dated July 12, 2009, by and between MediciNova, Inc. and Michael E. Kalafer, M.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

Date: July 16, 2009	By:	/s/ Shintaro Asako
	Name:	Shintaro Asako
	Title:	Chief Financial Officer